Exhibit 99.1

NEWS ANNOUNCEMENT
SYS Contact: Edward M. Lake Chief Financial Officer 858-715-5500 Email: investmentinfo@systechnologies.com

SYS TECHNOLOGIES ANNOUNCES ACQUISITION OF
REALITY BASED IT SERVICES, LTD.

Further Expands SYS Capabilities in Providing Highly Secure Network Solutions

SAN DIEGO, CA - April 6, 2006 - SYS Technologies, (AMEX: SYS), a leading provider of information connectivity solutions that enable real-time, complex decision-making, announced today that it has acquired all of the outstanding stock of Reality Based IT Services, Ltd. (RBIS, Ltd.), a provider of highly secure network solutions, for approximately $9.5 million in cash and stock, with the potential for additional consideration based on the achievement of certain future financial objectives. RBIS, Ltd. is based in Laurel, MD.

RBIS, Ltd. revenues for the twelve months ended December 31, 2005 were approximately $8.4 million with earnings before interest and taxes of $1.3 million. The transaction is anticipated to be accretive to the earnings of SYS Technologies in its fiscal year 2007. RBIS, Ltd. will be operated as a wholly owned subsidiary in the SYS Defense Solutions Group operating segment.

As a provider of Information Technology (IT) security engineering, RBIS, Ltd. develops, implements and maintains convergent security services that are delivered by personnel with high level U.S. government clearances. With real world expertise spanning the Department of Defense (DoD), the Intelligence Community, and the National Command Authority, RBIS, Ltd.’s engineers approach security challenges with a framework of strategy and tactics that meets the client’s current requirements, while ensuring the flexibility necessary for it to evolve with future needs.

Gary E. Murphy, Founder and CEO of RBIS, Ltd., said, “In an increasingly connected business environment the need to securely interact with remote staff, partners, and customers has never been greater. Organizations are adapting to new business demands in real-time, and security staffs are fighting to maintain a coherent security posture. Unfortunately, the new wave of terrorism and cyber-crime is outstripping most organizations’ ability to apply proactive security.”

Mr. Murphy added, “Since the inception of RBIS, Ltd. in 1999, our team of information security engineers and subject matter experts has been, and remains, focused on providing our customers comprehensive information security. We provide our customers a unique blend of IT operations and technical subject matter expertise directed towards achieving business goals. I believe that the size and financial stability of SYS Technologies will enable RBIS, Ltd. to more aggressively pursue a broader market share within our current target markets, as well as expand the reach of our technology into new markets.”

Cliff Cooke, CEO of SYS Technologies said, “There are few IT security services organizations that can match RBIS, Ltd.’s combination of an intimate understanding of the federal government’s security needs with experience, track record, security clearances, technical skills and decision-maker trust. RBIS, Ltd.’s success and heritage with DoD organizations have contributed to strong and mutually beneficial partnerships. RBIS, Ltd.’s capabilities add a critical internal resource to SYS Technologies that will enable us to provide more comprehensive solutions to our current customer base; and enable us to pursue a broader range of business opportunities. Furthermore, we anticipate leveraging RBIS, Ltd.’s expertise in developing enhanced security features in our increasing family of emergency response and video surveillance products.”

Mr. Cooke concluded, “Driven by the war on terrorism, homeland security, the increased need for outsourcing and an aging federal IT work force, it is widely accepted that demand for technical IT services will grow for the foreseeable future. We believe RBIS, Ltd.’s market position is strong and sustainable because of a combination of properly cleared personnel, relationship-driven procurement and intensive government oversight which represent high barriers to entry.”

USBX Advisory Services LLC, a Santa Monica, CA based investment bank with specialized security and government services practices, served as exclusive financial advisor to SYS Technologies for this transaction.

About SYS Technologies

SYS Technologies (AMEX: SYS), is a leading provider of information connectivity solutions that capture, analyze and present real-time information to decision makers. Using interoperable communications software, sensors, wireless networks, decision-support tools and Net-centric technologies, our technical experts enhance complex decision-making. We also provide solution lifecycle support with program, financial, test and logistical services and training. Founded in 1966, SYS Technologies is headquartered in San Diego and has principal offices in California and Virginia. For additional information, visit www.systechnologies.com.

About RBIS, Ltd.

RBIS, Ltd. provides its customers with comprehensive information security by ensuring that all of their systems, networks, policies and processes are designed, implemented, operated and maintained in the most secure fashion possible and in alignment with their business’ goals and organizational objectives. Founded in 1999, RBIS, Ltd. is headquartered in Laurel, MD. For additional information, visit www.rbis-ltd.com.

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release regarding the Company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although SYS believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Actual results could differ materially based upon a number of factors including, but not limited to, the state of economy, competition, unanticipated business opportunities, availability of financing, market acceptance, government regulation, dependence on key personnel, limited public markets and liquidity, shares eligible for future sale, continuation and renewal of contracts and other risks that may apply to the Company, including risks that are disclosed in the Company’s Securities and Exchange Commission filings, including its report on Form SB-2 filed on June 23, 2005, Form 10-KSB filed on September 28, 2005 and Form 10-Q filed on February 14, 2006.